First Corporation Confident Other Geographical Information Systems (GIS) Do Not Contain Functionality to Enable the Rapid Acquisition of a Worldwide Database of Landmarks to Augment GPS Positional Information; Such Functionality Can Be Found in Gecko's AtLAS (Advanced Landmark Acquisition System) Product

LONDON -- (Marketwire) -- 08/01/11 -- First Corporation (OTCBB: FSTC) announces further feedback on the audit of Gecko's AtLAS Advanced Landmark Acquisition System product by the specialist IT teams at Private Trading Systems and Gecko Landmarks Ltd.

The teams report to First Corporation that they are confident the Geographical Information Systems (GIS) used by other firms and competitors do not contain the same high level of landmark acquisition functionality as the AtLAS system. They further note that the AtLAS System (not just the database it has been used to create) may have substantial commercial value in its own right.

Last week, First Corporation announced that the specialist IT teams have reported AtLAS enables the landmark acquisition process to be carried out reliably without having to visit actual locations around the world -- increasing the speed of landmark acquisition between 10 to 100 times. Mark Collins-Cope, head of the PTS IT team further states, "This has likely given Gecko an unassailable lead in the generation of the first full landmark (for positional reference) database covering all countries in the world."

The audit of Gecko's AtLAS product is intended to augment First Corporation's due diligence process further accelerating the acquisition of their 10% equity stake in Gecko. With the gathering of additional due diligence information, First Corporation intends to conclude the transaction with Gecko as soon as possible thereafter, subject to regulatory requirements.

About First Corporation

First Corporation was incorporated under the laws of the State of Colorado on December 27, 1995. The Company's activities to date have been limited to organization and capital formation.

Forward-Looking Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements reflect First Corporation's current views with respect to future events that involve risks and uncertainties. Among others, these risks include the failure to complete First Corporation's planned acquisition, its liquidity position and its ability to obtain new funding. In the light of these uncertainties the forward-looking events referred to in this release might not occur, and actual events could differ materially from those described in First Corporation's forward-looking statements.

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